EXHIBIT 99.1

Reliance Steel & Aluminum Co. Reports Fourth Quarter and Full Year 2018 Financial Results

— Record annual net sales of $11.53 billion increased $1.81 billion, or 18.7%, year-over-year
— Record annual gross profit dollars of $3.28 billion increased 17.7% year-over-year
— Record pretax income dollars of $850.6 million increased $266.8 million, or 45.7%, year-over-year
— Record annual EPS of $8.75 increased 4.9% year-over-year; record non-GAAP EPS of $8.94 increased 64.3% year-over-year
— Repurchased a record $484.9 million of Reliance common stock in 2018
— Fourth quarter EPS of $1.22 included higher than previously estimated LIFO expense of $0.55
— Increased quarterly dividend 10.0% to $0.55 per share

LOS ANGELES, Feb. 21, 2019 (GLOBE NEWSWIRE) -- Reliance Steel & Aluminum Co. (NYSE: RS) today reported its financial results for the fourth quarter and full year ended December 31, 2018 (in millions, except tons which are in thousands and per share amounts).

			Sequential Quarter	Year Ended December 31,		Year-Over-Year		Year-Over-Year
	Q4 2018	Q3 2018	% Change	2018	2017	% Change	Q4 2017	% Change
Income Statement Data:
Net sales	$2,814.0	$2,974.5	(5.4%)	$11,534.5	$9,721.0	18.7%	$2,376.4	18.4%
Gross profit[1]	$709.8	$834.3	(14.9%)	$3,281.5	$2,787.8	17.7%	$678.6	4.6%
Gross profit margin[1]	25.2%	28.0%	(2.8%)	28.4%	28.7%	(0.3%)	28.6%	(3.4%)
Pretax income	$123.9	$194.9	(36.4%)	$850.6	$583.8	45.7%	$120.7	2.7%
Net income	$85.6	$148.3	(42.3%)	$633.7	$613.4	3.3%	$301.4	(71.6%)
Diluted EPS	$1.22	$2.03	(39.9%)	$8.75	$8.34	4.9%	$4.09	(70.2%)
Non-GAAP diluted EPS[2]	$1.08	$2.42	(55.4%)	$8.94	$5.44	64.3%	$1.22	(11.5%)

Balance Sheet and Cash Flow Data:
Cash provided by operations[3]	$431.3	$136.3	216.4%	$664.6	$399.0	66.6%	$200.7	114.9%
Free cash flow[3,4]	$344.0	$82.3	318.0%	$424.7	$237.4	78.9%	$157.2	118.8%
Net debt-to-total capital[5]	30.8%	28.2%		30.8%	27.2%		27.2%

Capital Allocation Data[3]:
Capital expenditures	$87.3	$54.0		$239.9	$161.6		$43.5
Acquisitions, net	$22.0	$16.0		$77.6	$37.8		$36.5
Dividends	$34.8	$35.9		$145.3	$132.0		$32.7
Share repurchases	$354.2	$80.7		$484.9	$25.0		$25.0

Key Business Metrics:
Tons sold	1,428.3	1,504.1	(5.0%)	6,112.6	6,053.4	1.0%	1,451.0	(1.6%)
Tons sold (same-store)	1,423.4	1,500.4	(5.1%)	6,099.0	6,052.0	0.8%	1,449.6	(1.8%)
Average selling price per ton sold	$1,965	$1,972	(0.4%)	$1,885	$1,599	17.9%	$1,632	20.4%
Average selling price per ton sold (same-store)	$1,949	$1,962	(0.7%)	$1,875	$1,598	17.3%	$1,628	19.7%

Please refer to the footnotes at the end of this press release for additional information.

Management Commentary
“2018 was an incredible year for Reliance, full of significant financial and operational milestones,” said Jim Hoffman, President and Chief Executive Officer of Reliance. “We experienced improved pricing conditions, healthy demand and excellent execution by our managers in the field. As a result, we generated the highest net sales in Reliance’s history of $11.53 billion, which, when combined with our solid gross profit margin of 28.4%, produced record gross profit dollars of $3.28 billion and our highest ever pretax income of $850.6 million. Importantly, our pretax income increased an impressive 45.7% year-over-year on an 18.7% increase in annual sales, demonstrating the strength of our business model and the value of our disciplined strategy of focusing on higher margin business. Our full-year non-GAAP earnings of $8.94 per diluted share was also the highest in our Company’s history, growing 64.3% year-over-year.”

Mr. Hoffman continued, “During the fourth quarter of 2018, demand remained healthy, subject to normal seasonal patterns, and overall metals pricing was relatively stable.  Our tons sold declined 5.0% and our average selling price per ton sold was down 0.4% compared to the third quarter of 2018, generally in-line with our expectations. Our average selling price increased 20.4% compared to the fourth quarter of 2017, driven by solid demand and trade actions that supported continued mill price increases throughout the first nine months of the year. However, the absence of meaningful mill price increases in the fourth quarter pressured our gross profit margin from elevated levels in the first three quarters of 2018. In addition, we recorded LIFO expense of $106.8 million in the fourth quarter, significantly above our estimate of $55.0 million, which further pressured our gross profit margin and reduced our earnings per diluted share by $0.55.  Nevertheless, our annual gross profit margin of 28.4% was near the high end of our sustainable annual range of 27% to 29%.  Looking ahead to 2019, we remain optimistic about the solid demand environment in nearly all of the end markets in which we operate. This, combined with continued healthy pricing, gives us confidence in our ability to continue maximizing our earnings power and increasing value for our stockholders.”

End Market Commentary
Reliance continues to benefit from its strategy of serving a broad spectrum of diverse end markets and providing superior quality products and processing services, generally in small quantities on a just-in-time basis.

Aerospace and automotive demand both remain strong. Reliance maintains its positive outlook in these end-markets and continues to invest in growing its market share in these areas.

Demand for non-residential construction (including infrastructure), heavy industry and energy (oil and gas) remains steady.  Reliance remains confident in its ability to service increased activity in these markets as demand improves.

Balance Sheet & Cash Flow
Reliance ended the fourth quarter of 2018 with total debt outstanding of $2.21 billion, and a net debt-to-total capital ratio of 30.8%. The Company had $533.0 million available for borrowings on its $1.5 billion revolving credit facility at December 31, 2018. Reliance generated positive cash flow from operations of $431.3 million during the fourth quarter of 2018 to total $664.6 million for the full year ended December 31, 2018.

“We are very pleased with our overall financial position. Our record 2018 earnings were based on continued solid execution in a positive pricing and demand environment, and resulted in strong cash flow from operations of $664.6 million which we used to execute on our capital allocation priorities of investing in the growth of our business and returning value to our stockholders. In 2018 we invested a record $239.9 million in capital expenditures and paid $77.6 million to complete three acquisitions to further grow our business.  We also continued to execute on our stockholder return activities with record share repurchases totaling $484.9 million and payment of $145.3 million in dividends to our stockholders. Our share repurchase activity and the 10.0% increase in our quarterly dividend reflect our continued confidence in the outlook for our business,” commented Karla Lewis, Senior Executive Vice President and Chief Financial Officer of Reliance.

Acquisition of All Metals Holding, LLC
Effective November 1, 2018, Reliance acquired all of the membership interests of All Metals Holding, LLC, (“All Metals”) including its operating subsidiaries All Metals Processing & Logistics, Inc. (“AMPL”) and All Metals Transportation and Logistics, Inc. (“AMTL”). All Metals, headquartered in Spartanburg, South Carolina with an additional facility in Cartersville, Georgia, specializes in toll processing for automotive, construction, appliance and other diverse end markets and also provides value-added transportation and logistics services for metal products from six strategically located terminals throughout the southeastern United States. For the fiscal year ended December 31, 2017, All Metals’ combined net sales were approximately $26 million.

Stockholder Return Activity
On February 19, 2019, the Board of Directors declared a quarterly cash dividend of $0.55 per share of common stock, an increase of 10.0%, payable on March 29, 2019 to stockholders of record as of March 15, 2019. Reliance has paid regular quarterly dividends for 59 consecutive years and has increased the dividend 26 times since its 1994 IPO.

Reliance repurchased $354.2 million of its common stock in the fourth quarter of 2018 at an average cost of $77.77 per share. For the full year ended December 31, 2018, Reliance repurchased a record $484.9 million, or 6.1 million shares, of its common stock at an average cost of $79.94 per share. At December 31, 2018, approximately 7.03 million shares remained available for repurchase under the Company’s share repurchase program. Reliance expects to continue opportunistically repurchasing shares of its common stock going forward.

Business Outlook
Reliance management remains optimistic in regard to business conditions in the first quarter of 2019. The Company expects that demand in the first quarter of 2019 will remain healthy and estimates tons sold will be up 6% to 8% in the first quarter of 2019 compared to the fourth quarter of 2018, which includes the normal seasonal increase in shipping volumes compared to the fourth quarter. Reliance management also anticipates price increases for many of the products it sells given recent announcements and solid pricing fundamentals supported by current demand, raw material costs and the effects of ongoing trade actions. However, the Company expects its average selling price per ton sold for the first quarter of 2019 will be flat to down 1% compared to the fourth quarter of 2018 as many of these price increases will not be effective for the full quarter and the Company’s average selling price trended downward during each month of the fourth quarter of 2018. Reliance management also anticipates LIFO income in the first quarter of 2019 and a benefit to earnings per share due to the lower number of total shares outstanding as a result of the 2018 share repurchases. Based on these expectations, Reliance management currently anticipates non-GAAP earnings per diluted share in the range of $2.35 to $2.45 for the first quarter of 2019.

Conference Call Details
A conference call and simultaneous webcast to discuss the fourth quarter 2018 financial results and business outlook will be held today, February 21, 2019 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13686522. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, March 7, 2019 by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13686522. The webcast will remain posted on the Investors section of Reliance’s website at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.
Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 300 locations in 40 states and thirteen countries outside of the United States, Reliance provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and increasing levels of value-added processing. In 2018, Reliance’s average order size was $2,130, approximately 49% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours. Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s website at www.rsac.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s industry and its end markets, its business strategies and its expectations concerning future demand and metals pricing and the Company’s results of operations, margins, profitability, impairment charges, taxes, liquidity, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "potential," "preliminary," "range" and "continue," the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, those disclosed in reports Reliance has filed with the Securities and Exchange Commission (the "SEC"). As a result, these statements speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important risks and uncertainties about Reliance’s business can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and in any of the Company's subsequently filed Quarterly Reports on Form 10-Q.

CONTACT:
Brenda Miyamoto
Investor Relations
(213) 576-2428
investor@rsac.com

or Addo Investor Relations
(310) 829-5400

(Tables to follow)

Fourth Quarter 2018 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)					Average Selling Price per Ton Sold (% change)
	Q4 2018	Q3 2018	Sequential Quarter Change	Q4 2017	Year-Over- Year Change	Sequential Quarter Change	Year-Over- Year Change
Carbon steel	1,138.2	1,200.0	(5.2%)	1,158.8	(1.8%)	(0.6%)	25.5%
Aluminum	83.1	89.4	(7.0%)	86.9	(4.4%)	2.1%	18.0%
Stainless steel	74.6	81.3	(8.2%)	75.6	(1.3%)	0.4%	12.4%
Alloy	51.4	52.8	(2.7%)	53.5	(3.9%)	0.8%	18.7%

	Sales ($'s in millions; % change)
	Q4 2018	Q3 2018	Sequential Quarter Change	Q4 2017	Year-Over- Year Change
Carbon steel	$1,544.8	$1,637.6	(5.7%)	$1,252.8	23.3%
Aluminum	$530.8	$559.9	(5.2%)	$470.7	12.8%
Stainless steel	$385.5	$418.7	(7.9%)	$347.7	10.9%
Alloy	$168.0	$171.2	(1.9%)	$147.4	14.0%

Full Year 2018 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)			Average Selling Price per Ton Sold (% change)
	2018	2017	Year-Over- Year Change	Year-Over- Year Change
Carbon steel	4,877.7	4,851.4	0.5%	20.5%
Aluminum	365.3	362.6	0.7%	14.5%
Stainless steel	327.1	313.1	4.5%	13.0%
Alloy	219.5	218.3	0.5%	15.2%

	Sales ($'s in millions; % change)
	2018	2017	Year-Over- Year Change
Carbon steel	$6,285.8	$5,189.6	21.1%
Aluminum	$2,210.9	$1,916.9	15.3%
Stainless steel	$1,636.1	$1,386.3	18.0%
Alloy	$680.7	$587.8	15.8%

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except number of shares which are reflected in thousands and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017*

Net sales	$2,814.0	$2,376.4	$11,534.5	$9,721.0

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	2,104.2	1,697.8	8,253.0	6,933.2
Warehouse, delivery, selling, general and administrative	505.5	480.7	2,091.8	1,902.8
Depreciation and amortization	53.4	54.2	215.2	218.4
Impairment of long-lived assets	1.5	1.4	37.0	4.2
	2,664.6	2,234.1	10,597.0	9,058.6

Operating income	149.4	142.3	937.5	662.4

Other expense:
Interest expense	23.6	19.0	86.2	73.9
Other expense, net	1.9	2.6	0.7	4.7
Income before income taxes	123.9	120.7	850.6	583.8
Income tax provision (benefit)	36.6	(183.1)	208.8	(37.2)
Net income	87.3	303.8	641.8	621.0
Less: Net income attributable to noncontrolling interests	1.7	2.4	8.1	7.6
Net income attributable to Reliance	$85.6	$301.4	$633.7	$613.4

Earnings per share attributable to Reliance stockholders:
Diluted	$1.22	$4.09	$8.75	$8.34
Basic	$1.23	$4.14	$8.85	$8.42

Shares used in computing diluted earnings per share	70,380	73,624	72,441	73,539

Cash dividends per share	$0.50	$0.45	$2.00	$1.80

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except number of shares which are reflected in thousands and par value)

	December 31,	December 31,
	2018	2017*
ASSETS
Current assets:
Cash and cash equivalents	$128.2	$154.4
Accounts receivable, less allowance for doubtful accounts of $18.8 at December 31, 2018 and $15.5 at December 31, 2017	1,242.3	1,087.3
Inventories	1,817.1	1,726.0
Prepaid expenses and other current assets	81.5	80.7
Income taxes receivable	15.9	2.9
Total current assets	3,285.0	3,051.3
Property, plant and equipment:
Land	233.9	229.7
Buildings	1,158.9	1,095.3
Machinery and equipment	1,880.1	1,738.6
Accumulated depreciation	(1,543.0)	(1,407.3)
Property, plant and equipment, net	1,729.9	1,656.3

Goodwill	1,870.8	1,842.6
Intangible assets, net	1,072.0	1,112.1
Cash surrender value of life insurance policies, net	43.6	47.8
Other assets	43.6	40.9
Total assets	$8,044.9	$7,751.0

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$338.8	$346.7
Accrued expenses	77.4	83.6
Accrued compensation and retirement costs	174.8	139.3
Accrued insurance costs	42.9	42.1
Current maturities of long-term debt and short-term borrowings	65.2	92.0
Total current liabilities	699.1	703.7
Long-term debt	2,138.5	1,809.4
Long-term retirement costs	71.8	85.4
Other long-term liabilities	15.9	11.8
Deferred income taxes	440.1	440.8
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value:
Authorized shares — 5,000
None issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value:
Authorized shares — 200,000
Issued and outstanding shares — 66,882 at December 31, 2018 and 72,610 at December 31, 2017	136.4	594.6
Retained earnings	4,637.9	4,144.1
Accumulated other comprehensive loss	(102.7)	(71.6)
Total Reliance stockholders’ equity	4,671.6	4,667.1
Noncontrolling interests	7.9	32.8
Total equity	4,679.5	4,699.9
Total liabilities and equity	$8,044.9	$7,751.0

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Twelve Months Ended
	December 31,
	2018	2017*
Operating activities:
Net income	$641.8	$621.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	215.2	218.4
Impairment of long-lived assets	37.0	4.2
Provision for uncollectible accounts	7.4	6.7
Deferred income tax benefit	(9.1)	(192.6)
Gain on sales of property, plant and equipment	(18.8)	(9.5)
Stock-based compensation expense	45.5	33.4
Other	12.3	7.7
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(153.3)	(126.4)
Inventories	(88.8)	(186.6)
Prepaid expenses and other assets	(14.0)	(11.5)
Accounts payable and other liabilities	(10.6)	34.2
Net cash provided by operating activities	664.6	399.0

Investing activities:
Purchases of property, plant and equipment	(239.9)	(161.6)
Acquisitions, net of cash acquired	(77.6)	(37.8)
Proceeds from sales of property, plant and equipment	29.2	27.6
Other	7.3	(7.6)
Net cash used in investing activities	(281.0)	(179.4)

Financing activities:
Net short-term debt (repayments) borrowings	(48.4)	8.4
Proceeds from long-term debt borrowings	1,518.7	875.0
Principal payments on long-term debt	(1,192.2)	(915.3)
Dividends and dividend equivalents paid	(145.3)	(132.0)
Share repurchases	(484.9)	(25.0)
Noncontrolling interest purchased	(29.0)	—
Other	(22.8)	(9.2)
Net cash used in financing activities	(403.9)	(198.1)
Effect of exchange rate changes on cash and cash equivalents	(5.9)	10.1
(Decrease) increase in cash and cash equivalents	(26.2)	31.6
Cash and cash equivalents at beginning of year	154.4	122.8
Cash and cash equivalents at end of year	$128.2	$154.4

Supplemental cash flow information:
Interest paid during the year	$84.0	$72.5
Income taxes paid during the year, net	$228.5	$171.1

Non-cash investing and financing activities:
Debt assumed in connection with acquisitions	$25.9	$—

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
NON-GAAP EARNINGS AND GROSS PROFIT RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
	2018	2018	2017	2018	2018	2017

Net income attributable to Reliance	$85.6	$148.3	$301.4	$1.22	$2.03	$4.09
Tax reform	2.1	1.1	(207.3)	0.03	0.02	(2.81)
Net income attributable to Reliance excluding the impact of tax reform	87.7	149.4	94.1	1.25	2.05	1.28
Impairment and restructuring charges	2.7	36.8	1.7	0.04	0.50	0.02
Income tax benefit related to above items	(0.8)	(9.0)	(0.7)	(0.01)	(0.12)	(0.01)
Gains related to sales of non-core assets	(18.2)	(0.9)	(0.6)	(0.26)	(0.01)	(0.01)
Income tax expense (benefit) related to sales of non-core assets	4.5	—	(4.5)	0.06	—	(0.06)
Non-GAAP net income attributable to Reliance	$75.9	$176.3	$90.0	$1.08	$2.42	$1.22

		Net Income		Diluted EPS
		Twelve Months Ended		Twelve Months Ended
		December 31,	December 31,	December 31,	December 31,
		2018	2017	2018	2017

Net income attributable to Reliance		$633.7	$613.4	$8.75	$8.34
Tax reform		3.2	(207.3)	0.04	(2.82)
Net income attributable to Reliance excluding the impact of tax reform		636.9	406.1	8.79	5.52
Non-recurring settlement (gains) charges		(5.8)	2.8	(0.08)	0.04
Impairment and restructuring charges		39.5	4.1	0.54	0.06
Income tax benefit related to above items		(8.4)	(2.7)	(0.11)	(0.04)
Gains related to sales of non-core assets		(19.1)	(8.7)	(0.26)	(0.12)
Income tax expense (benefit) related to sales of non-core assets		4.5	(1.4)	0.06	(0.02)
Non-GAAP net income attributable to Reliance		$647.6	$400.2	$8.94	$5.44

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017

Gross profit - LIFO	$709.8	$834.3	$678.6	$3,281.5	$2,787.8
Net LIFO/LCM expense	106.8	77.5	4.5	271.8	30.7
Gross profit - FIFO	$816.6	$911.8	$683.1	$3,553.3	$2,818.5

Gross profit margin - LIFO	25.2%	28.0%	28.6%	28.4%	28.7%
Net LIFO/LCM expense as a % of sales	3.8%	2.7%	0.1%	2.4%	0.3%
Gross profit margin - FIFO	29.0%	30.7%	28.7%	30.8%	29.0%

Reliance Steel & Aluminum Co.'s presentation of non-GAAP or adjusted net income and EPS over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include a provisional estimate of the impact of tax reform and subsequent adjustment of that estimate in 2018, pension settlement charges, settlement gains, impairment and restructuring charges related to certain of the Company's energy-related businesses and the closure, relocation or sale of some of its locations, and gains on sales of non-core property, plant, and equipment, which make comparisons of the Company's operating results between periods difficult using GAAP measures. Reliance Steel & Aluminum Co.'s presentation of gross profit margin - FIFO, which is calculated as gross profit plus net LIFO/LCM expense (or minus net LIFO/LCM income) divided by net sales, is presented in order to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. Please see footnote 1 at the end of this press release for additional information on the Company's gross profit and gross profit margin.

Footnotes

[1] Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. About half of our orders are basic distribution with no processing services performed. For the remainder of our sales orders, we perform “first-stage” processing which is generally not labor intensive as we are simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from our cost of sales. Therefore, our cost of sales is substantially comprised of the cost of the material we sell. We use gross profit and gross profit margin as shown above as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on our earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
[2] See accompanying Non-GAAP earnings and gross profit reconciliation.
[3] For the twelve months ended December 31, 2018 and December 31, 2017.
[4] Free cash flow is calculated as cash provided by operations reduced by capital expenditures.
[5] Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance stockholders’ equity plus total debt (net of cash).